As filed with the Securities and Exchange Commission on March 25, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Equillium, Inc.

(Exact name of registrant as specified in its charter)

Delaware	82-1554746
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2223 Avenida de la Playa, Suite 105 La Jolla, California	92037
(Address of Principal Executive Offices)	(Zip Code)

2018 Equity Incentive Plan

2018 Employee Stock Purchase Plan

2024 Inducement Plan

(Full titles of the plans)

Bruce D. Steel

President and Chief Executive Officer

Equillium, Inc.

2223 Avenida de la Playa, Suite 105

La Jolla, California 92037

(Name and Address of agent for service)

(858) 240-1200

(Telephone number, including area code, of agent for service)

With a copy to:

Thomas A. Coll

Cooley LLP

10265 Science Center Drive

San Diego, California 92121

(858) 550-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This registration statement on Form S-8 (this “Registration Statement”) registers an aggregate of 3,606,012 shares of common stock, par value $0.0001 per share (“common stock”), of Equillium, Inc. (the “Registrant”) consisting of (i) 1,762,737 additional shares issuable under the Registrant’s 2018 Equity Incentive Plan (the “2018 Plan”) effective January 1, 2024, by operation of the 2018 Plan’s “evergreen” provision, (ii) 343,275 additional shares issuable under the Registrant’s 2018 Employee Stock Purchase Plan (the “2018 ESPP”) effective January 1, 2024, by operation of the 2020 ESPP’s “evergreen” provision, and (iii) 1,500,000 shares issuable under the Registrant’s 2024 Inducement Plan (the “2024 Inducement Plan”)

Pursuant to General Instruction E to Form S-8, and only with respect to the common stock being registered under the 2018 Plan and 2018 ESPP, this Registration Statement incorporates by reference the Registrant’s registration statements on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on October 16, 2018 (File No. 333-227859), March 27, 2019 (File No. 333-230536), as amended, March 26, 2020 (File No.  333-237407), March 24, 2021 (File No.  333-254656), March 23, 2022 (File No.  333-263790), and January 6, 2023 (File No. 333-269154), in each case as relating to the 2018 Plan and 2018 ESPP, and except to the extent supplemented, amended or superseded by the information set forth herein.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for by Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”), and the instructions to Form S-8. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated by reference into this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the Commission on March 25, 2024;

(b)	The Registrant’s Current Reports on Form 8-K filed with the Commission on February 22, 2024, February 23, 2024 and March 8, 2024; and

(c)

The description of the Registrant’s Common Stock set forth in the Registration Statement on Form 8-A filed with the Commission on October 5, 2018, including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information, or portions thereof, which are furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not constitute a part of this Registration Statement, except as so modified or superseded.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a Delaware corporation may indemnify any persons who were, are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner they reasonably believed to be in or not opposed to the corporation’s best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that their conduct was unlawful. A Delaware corporation may indemnify any persons who were, are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit; provided such person acted in good faith and in a manner they reasonably believed to be in or not opposed to the corporation’s best interests, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where a director or officer is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above, the corporation must indemnify them against the expenses (including attorneys’ fees) actually and reasonably incurred.

The Registrant’s amended and restated certificate of incorporation and amended and restated bylaws provide for the indemnification of its directors and officers to the fullest extent permitted under the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director or officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director or officer, except for liability for any:

•	breach of a director’s or officer’s duty of loyalty to the corporation or its stockholders;

•	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or redemption of shares;

•	transaction from which the director or officer derives an improper personal benefit; or

•	officer in any action by or in right of the corporation.

The Registrant’s amended and restated certificate of incorporation includes such a provision. Expenses incurred by any officer or director in defending any such action, suit or proceeding in advance of its final disposition shall be paid by the Registrant upon delivery to it of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Registrant.

Section 174 of the DGCL provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved, or dissented at the time, may avoid liability by causing their dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

As permitted by the DGCL, the Registrant has entered into indemnity agreements with each of its directors and executive officers, that require the Registrant to indemnify such persons against any and all costs and expenses (including attorneys’, witness or other professional fees) actually and reasonably incurred by such persons in connection with any action, suit or proceeding (including derivative actions), whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer or is or was acting or serving as an officer, director, employee or agent of the Registrant or any of its affiliated enterprises, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the Registrant’s best interests and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

At present, there is no pending litigation or proceeding involving any of the Registrant’s directors or executive officers as to which indemnification is required or permitted, and the Registrant is not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

The Registrant has an insurance policy in place that covers its officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act, or otherwise.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed on October 16, 2018).

4.2	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 of the Registrant’s Current Report on Form 8-K filed on October 16, 2018).

4.3	Form of Common Stock Certificate of the Registrant (incorporated by reference to Exhibit 4.1 of the Registrant’s Registration Statement on Form S-1 (File No. 333-227387), as amended, originally filed on September 17, 2018).

5.1*	Opinion of Cooley LLP.

23.1*	Consent of Independent Registered Public Accounting Firm.

23.2*	Consent of Cooley LLP. Reference is made to Exhibit 5.1.

24.1*	Power of Attorney. Reference is made to the signature page hereto.

99.1	Equillium, Inc. 2018 Equity Incentive Plan and Forms of Stock Option Grant Notice, Option Agreement and Notice of Exercise thereunder (incorporated by reference to Exhibit 99.2 of the Registrant’s Registration Statement on Form S-8 (File No. 333-227859) filed on October 16, 2018).

99.2	Equillium, Inc. 2018 Employee Stock Purchase Plan (incorporated by reference to Exhibit 99.3 of the Registrant’s Registration Statement on Form S-8 (File No. 333-227859) filed on October 16, 2018).

99.3	Equillium, Inc. 2024 Inducement Plan and Forms of Stock Option Grant Notice, Option Agreement, and Notice of Exercise thereunder (incorporated by reference to Exhibit 99.1 of the Registrant’s Current Report on Form 8-K filed on March 8, 2024).

107*	Filing Fee Table.

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of La Jolla, State of California, on March 25, 2024.

EQUILLIUM, INC.

By:	/s/ Bruce D. Steel
Bruce D. Steel
President and Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Bruce D. Steel and Jason A. Keyes, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute, may lawfully do or cause to be done by virtue hereof

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE

/s/ Bruce D. Steel Bruce D. Steel	President, Chief Executive Officer and Director (Principal Executive Officer)	March 25, 2024

/s/ Jason A. Keyes Jason A. Keyes	Chief Financial Officer (Principal Financial Officer)	March 25, 2024

/s/ Penny Tom Penny Tom	Senior Vice President, Finance (Principal Accounting Officer)	March 25, 2024

/s/ Daniel M. Bradbury Daniel M. Bradbury	Chairman of the Board of Directors	March 25, 2024

/s/ Stephen Connelly, Ph.D. Stephen Connelly, Ph.D.	Director	March 25, 2024

/s/ Martha J. Demski Martha J. Demski	Director	March 25, 2024

/s/ Bala S. Manian, Ph.D. Bala S. Manian, Ph.D.	Director	March 25, 2024

/s/ Charles McDermott Charles McDermott	Director	March 25, 2024

/s/ Mark Pruzanski, M.D. Mark Pruzanski, M.D.	Director	March 25, 2024

/s/ Barbara Troupin, M.D. Barbara Troupin, M.D.	Director	March 25, 2024

/s/ Y. Katherine Xu, Ph.D. Y. Katherine Xu, Ph.D.	Director	March 25, 2024